Exhibit 10.3


Summary of Executive Compensation of Named Executive Officers

      The current salaries payable to each "named executive officer", as defined in Item 402 of Regulation S-K, of Franklin Street Properties Corp. (the "Company") are as follows:

George J. Carter, President and Chief Executive Officer (PEO)           $225,000

John G. Demeritt, Chief Financial Officer (PFO)                         $180,000

Barbara J. Fournier, Vice President, Chief Operating                    $200,000
Officer, Treasurer and Secretary

R. Scott MacPhee, Executive Vice President                                    --

William W. Gribbell, Executive Vice President                                 --

      Messrs. MacPhee and Gribbell are Investment Executives of the Company, whose compensation consists primarily of commissions earned on the sale of interests in the Sponsored REITs that are syndicated by the Company. As is standard practice in the investment industry, Investment Executives earn as commission a percentage of payout of the gross sales commission earned on each investment sale. The actual amount of compensation earned as commissions is determined by the level of sales conducted by each individual.

      Each of the named executive officers listed above, other than the Investment Executives, is eligible for a bonus payable in the form of cash and/or shares of common stock of the Company based on the Company's performance and the individual's performance during the year.

      With respect to the 2006 fiscal year, the Company paid the following cash bonuses(1) to its named executive officers in 2007:

John G. Demeritt, Chief Financial Officer (PFO)                         $335,000

Barbara J. Fournier, Vice President, Chief Operating                    $365,000
Officer, Treasurer and Secretary

        The Company did not grant any stock awards to any of its named executive officers for the 2006 fiscal year.


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(1)   George J. Carter is the President and Chief Executive Officer of the
      Company. Mr. Carter's overall performance for 2006 was considered excellent by the Compensation Committee. However, at the request of Mr. Carter, the Compensation Committee did not consider making any recommendation to the Board for a cash bonus for 2006 performance. Although the Compensation Committee considered the Company's results during 2006 to be outstanding, the price of the Company's common stock did not increase measurably over the course of the year. The price per share at the beginning of 2006 was $20.95 and the price per share at the end of 2006 was $21.05. Mr. Carter believes that the Chief Executive Officer has the ultimate responsibility for the stock price and that it is the Chief Executive Officer's responsibility to get the Company's message out to the public. The Compensation Committee determined that, based upon the performance of the Company and Mr. Carter personally, Mr. Carter deserved a bonus. However, the Compensation Committee decided to honor Mr. Carter's request that he not be considered for a cash bonus.